Exhibit 10.14

LICENCE AGREEMENT

Dated as of November 21, 2024 (the “Effective Date”)

BY AND BETWEEN:

AMMTeK,

a limited company incorporated under the laws of France,

Paris Registrar, number 502 864 598,

whose registered office is 15 rue Armand Carrel, Paris 75019,

represented by its Chief Executive Officer, Paul Czernichow,

hereafter referred to as Ammtek,

on the first part,

AND:

Eton Pharmaceuticals, Inc.

a company incorporated under the laws of Illinois- United States,

registered office: 21925 W Field Pkwy #235, Deer Park, IL 60010, United States of America,

registration number 333-226774,

hereby represented by its Chief Executive Officer, Sean Brynjelsen,

hereafter referred to as Eton,

on the second part,

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SUMMARY

1- Section I	Definitions
2- Section II	Licence
3- Section III	Improvements
A- Ammtek’s Improvements
B- Eton’s Improvements
4- Section IV	Supply
5- Section V	Proprietary Rights
A- Maintenance
B- Infringement and claims for invalidity
C- Trademarks
6- Section VI	USA: Registration - Marketing
7- Section VII	Consideration
8- Section VIII	Pharmacovigilance
9- Section IX	Cooperation
10- Section X-	Warranties – Liability
A- Warranties:
B- Liability:
11- Section XI	Insurance
12- Section XII	Confidentiality
13- Section XIII	Eton Right of First Right Refusal
14- Section XIV	Duration
15- Section XV	Consequences of the termination of this Agreement
16- Section XVI	Miscellaneous
A- Address
B- Notice
C- Nullity
D- Inconsistency
17- Section XVII	Applicable law

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WHEREAS:

1- Ammtek owns the proprietary rights and the European Marketing Authorization of a product that contains the API for use in the Field, whereas the product has been granted an Orphan Drug Status in the European Union and in the United States of America.

2- Both parties wish that Ammtek grants Eton an exclusive licence (the “Licence”) to market the Product in the Field, in the Territory.

3- Ammtek is currently conducting the Hyperglycaemia Study.

THEREBY:

SECTION I - DEFINITIONS:

1- Ammtek Trademark means Glibentek.

2- API means the Active Principal Ingredient, Glyburide.

3- An Adverse Drug Reaction and a Serious Adverse Drug Reaction have the meanings provided by the International Conference Harmonization definition.

4- The Affiliate of a company is any other company:

a- of whom more than fifty percent of the shareholding or of the voting rights are detained whether directly or indirectly by such company;

b- of whom more than fifty percent of the shareholding or of the voting rights are detained whether directly or indirectly by a company detaining whether directly or indirectly more than fifty percent of the shareholding or of the voting rights of such company;

c- who detains whether directly or indirectly more than fifty percent of the shareholding or of the voting rights of such company.

5- This Agreement means this Licence Agreement and its Attachment 1, Patent list.

6- Applicable Law means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including drug development, manufacturing, performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by a Regulatory Authority in any jurisdiction and including without limitation cGMP and GCP (each as defined below); all data protection requirements; export control and economic sanctions regulations; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

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7- Competing Product means any product for use in the Field and the Territory.

8 - Confidential Information means any information, knowledge, Proprietary Rights, that are not in the public domain and that relate either to the API or to the Products or to any Party with the exception of any such information, knowledge and Proprietary Rights, that the Receiving Party has received or receives through its own work or from any third party not in breach of any obligation towards Ammtek;

a- Confidential Information ceases to be Confidential Information if and when it enters the public domain by no fault of any Receiving Party;

b- a Receiving Party means any Party with regard to the Confidential Information received from the Other Party;

c- a Disclosing Party means any Party with regard to the Confidential Information disclosed to the Other Party.

9- The Date of this Agreement means the date when this Agreement comes into force after all Parties have signed this Agreement.

10- The eCTD means the electronic Common Technical Document.

11- The EMA means the European Medicines Agency.

12- Eton Trademark means any Trademark used by Eton in connection with the Product other than the Ammtek Trademark.

13– The European Drug Production Site means the site in Europe currently owned by Unither and where the Product is currently manufactured.

14 The FDA means the Food and Drug Administration in the United States of America that has authority to grant the marketing authorization of a pharmaceutical product in the United States of America.

15- The Field means all indications relating to neonatal diabetes as may be further described by the FDA when granting the relevant Registration of the Product in the United States of America and does not include transient Hyperglycaemia of very low birth weight babies.

16- Hyperglycaemia Product means any product to be made from the API in accordance with the results of the Hyperglycaemia Study and indicated solely for transient hyperglycemia of very low birthweight babies.

17- Hyperglycaemia Study means the undergoing Ammtek phase II study assessing the efficacy of the API in controlling transient hyperglycemia of very low birthweight babies.

18- An Improvement means any improvement brought to the Product in the Field during the term of this Agreement including any new intake procedure.

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19- J2F Pharma means J2F Pharma a company limited by shares, incorporated under the laws of France, Bordeaux Registrar 879 554 202, 93 Cr Journu Auber, 33300 Bordeaux.

20- The Product Know How means all knowledge, data and information including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data (including batch records) and information, including Regulatory Documentation, study designs and protocols, reagents and biological methodology and sales and marketing material (including historic sales reports and data); in each case in written, electronic or any other form relating to or necessary or useful for the Product, the API and/or the Ammtek Proprietary Rights that are owned or controlled by Ammtek (including any affiliate, distributor, sublicensee or subcontractor of Ammtek) as of the Effective Date or at any time during the Term.

21- The Licence has the meaning set forth in section II-1 hereafter.

22- The Licensed Patents means all Patents owned or controlled by Ammtek or its affiliates as of the Effective Date or at any time during the Term covering or otherwise relating to the Product, the API, methods of manufacture thereof or formulations therewith.

23- Marketing Authorization Holder means the Party holding the authorization to market the Product in all or part of the Territory.

24- Net Sales means the gross amounts invoiced or otherwise received for sales of the Product by Eton and/or its Affiliates and/or sublicensees, to Third Parties, less reasonable and customary deductions (the “Deductions“) paid or allowed in accordance with U.S. Generally Accepted Accounting Principles and in the ordinary course of business with respect to the sales of the Product, including:

●	Cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;
●

Sales and excise taxes, customs and any other taxes, all the extent added to the sale price and paid and not refundable in accordance with Applicable Laws (but not including taxes assessed against the income derived from such sale);

●	Freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced;
●	Returns, recalls, and returned goods allowances;
●	Retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors;
●

Chargebacks, billbacks, rebates, administrative fees, any other allowances, actually granted or allowed to any person or entity, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of Eton, and that are directly attributable to the sale of the Product;

●	Redistribution center (RDC) fees, information service agreements (ISA) fees ;
●

And the costs incurred by Eton (or any of its affiliates) in connection with patient support services and dispensing fees, including but not limited to, insurance benefits investigations, co-pay assistance, and provision of free or low cost drug to patients.

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Sales among a Party and its Affiliates or sublicensees for purposes of resale shall be excluded from the computation of Net Sales; provided, however, that the ultimate subsequent resale to an end-user, distributor, or retail customer shall be included in Net Sales hereunder. Sales made in connection with the research, development or testing of a Product, for purposes of distribution as promotional samples, or for indigent or similar public support or compassionate use programs shall not, to the extent such sale is made for a price equal to or less than the reasonable, documented cost of supplying such Product, be included in Net Sales under this Agreement.

25- NDA means New Drug Application to be filed to the FDA in view of being granted a marketing authorization in the United States of America.

26- The Other Party means one of the Parties to this Agreement when making a difference with the other one.

27- A Party means any party to this Agreement.

28- Patents means (1) all national, regional and international patents and patent applications, including provisional patent applications and patent applications filed under the Paris Convention and Patent Cooperation Treaty (PCT), (2) all patent applications filed from such patents, patent applications or provisional applications, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications, (3) any and all patents that have issued or in the future issue from the foregoing patent applications in subparts (1) and (2), including utility models, petty patents, reexaminations, reissues, and design patents and certificates of invention, and (4) any and all extensions or restorations of subparts (1), (2) or (3) by existing or future extension or restoration mechanisms, including, without limitation, patent term extension, supplementary protection certificate or pediatric extension.

29- The Product(s) means Glyburide in liquid doses of 0.6 mg/ml or 6mg/ml.

30- Proprietary Rights mean any intellectual property right as patents, know how, Trademarks, copyrights, software property and Confidential Information whether patentable or not and that belongs to either Party; Ammtek's Proprietary Rights include but are not limited to the Product eCTD submitted to the EMA for the filing of the Registration of the Product in the European Union and to all Ammtek's Proprietary Rights upon the API, the Product, the Licensed Patents, the Ammtek Trademark and the Product Know-How and Ammtek’s Confidential Information.

31- Registration means, with respect to a country or other jurisdiction, any and all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of applications, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority, necessary for the use, development, manufacture, and commercialization of a pharmaceutical product in a regulatory jurisdiction.

32 - Regulatory Authority means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA or EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement.

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33- Regulatory Documentation means all (1) Registrations and applications therefor, registrations, licenses, authorizations, and approvals, (2) material correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (3) clinical data and data contained or relied upon in any of the foregoing, in each case ((1), (2), and (3)) relating to the Product.

34- Territory means the territory of the United States of America, its territories and possessions, Canada and Mexico.

35- Trademark means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

36- Unither means Unither Development Bordeaux, a company limited by shares, incorporated under the laws of France, Bordeaux Registrar 490 387 099.

37- Year, Quarter, Month and Day mean any Gregorian calendar year, quarter, month and day:

a- the Year of this Agreement means the Year of the Date of this Agreement and following Years are respectively referred to as the Second, Third, …..Year of Agreement up to and including the last Year of this Agreement;

b- the Year of Launch means the Year when the Product is launched in the Territory or in one of its countries according to context and the following Years are respectively referred to as the Second, Third, …..Year of Launch up to and including the last Year of this Agreement.

SECTION II – LICENCE:

1- Ammtek grants Eton who accepts it, (i) an exclusive, sublicensable license in the Field in the Territory licence under Ammtek’s Proprietary Rights to research, develop, have developed, manufacture, have manufactured, use, register, have registered, market, have marketed, make, have made, offer for sale, have offered for sale, sell, have sold, distribute, have distributed, export and import or otherwise commercialize the Product, (ii) an exclusive license to the Ammtek Trademark in the Territory.

2-    Eton or any of its Affiliates, sublicensees or subcontractors may use the Product Know How in support of the development or filing of any Registrations or applications therefor for the Product in the Field in the Territory. Ammtek hereby grants, and agrees to grant, a right of reference, with the right to grant further rights of reference, under the Registrations and any other Regulatory Documentation for the Product/API for purposes of development, registration, or commercialization of the Product in the Field in the Territory.

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3- The Licences granted hereunder are exclusive and thereby, without limiting the generality of the forgoing:

a- Ammtek agrees not to grant any other licence similar to the Licence to any other party, i.e.: in relation to the API and/or the Products in the Territory and in the Field; Ammtek and its Affiliates shall not (either directly on its own or indirectly by enabling, assisting or granting rights to, with or through a Third Party) research, manufacture, develop, register or commercialize any Competing Product.

b- Eton agrees not to manufacture and/or market directly or indirectly the Products in whatever field outside the Territory. If Eton commercializes a Competing Product in the Territory, Eton shall pay to Ammtek a royalty on Net Sales of such Competing Product as per Section 7 hereof.

4 - Technology Transfer : Within five (5) working days after the Effective Date, Ammtek shall transfer all Product Know-How to Eton. As part of such technology transfer, Ammtek shall provide Eton with reasonable access, throughout the Term, to Ammtek personnel involved with the Product Know How for reasonable levels of collaboration and consultation to facilitate transfer of the Product Know-How at no cost to Eton. To the extent, during the Term, Ammtek develops or acquires any new Product Know How or if Eton identifies any Product Know How that was not previously transferred, Ammtek shall promptly transfer such Product Know How to Eton. Ammtek shall also make available to Eton a digital copy of all information provided in the data room.

SECTION III – IMPROVEMENTS:

A/ Ammtek's Improvement:

1- Any Improvement brought to the Product by Ammtek (including Ammtek’s Affiliates, sublicensees, subcontractors and distributors) and that Ammtek will choose to incorporate into the Product will become part of the Product and the Ammtek Proprietary Rights and subject to the provisions of this Agreement, subject to any third party's rights that may limit each Party's rights to such Ammtek's Improvement.

2- In as much as reasonably possible in Ammtek's reasonable opinion, Ammtek will provide at its costs for the proprietary protection of any Ammtek's Improvements whether by patent or otherwise.

B/ Eton's Improvement:

1- Any Improvement brought to the Product by Eton and that may be used in some ways without infringing Ammtek's Proprietary Rights will become part of Eton's Proprietary Rights and Eton may incorporate it into the Product and/or into the definition of the Product for the purpose of this Agreement. Such Product will remain subject to the royalty provisions set forth herein.

2- Any other inventions, data, know how or technology developed by or on behalf of Eton and that does not infringe any Ammtek’s Proprietary Rights shall belong solely to Eton.

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SECTION IV – SUPPLY:

1- Eton will be responsible for its own supply of the API and Product and Ammtek will bear no responsibility thereof, save for introducing Eton to Unither for access by Eton to the European Drug Production Site.

2- For a period of eighteen (18) months following the Effective Date, Ammtek will provide Eton with reasonable transition support with respect the Product in relation to regulatory and clinical matters. Such support shall include Ammtek making its personnel available for reasonable levels of collaboration and consultation.

SECTION V – PROPRIETARY RIGHTS:

A/ Maintenance:

1- Ammtek shall diligently take all commercially reasonable steps required to maintain the Licensed Patents in full force and effect. Ammtek shall be responsible for the day-to-day activities associated with filing, prosecuting, extending and maintaining the Licensed Patents. Ammtek agrees to consult with and cooperate with Eton to promptly file, prosecute, extend and maintain the Licensed Patents in the Territory. All filing, prosecution, extensions and maintenance decisions with respect to the Patent Rights shall be made by Ammtek with the approval of Eton, such approval not to be unreasonably withheld Patent counsel shall at all times during the term of this Agreement keep Eton advised of the status of patent filings and upon request of either party shall provide copies of any papers relating to the filing, prosecution, extensions or maintenance of such Licensed Patents. During the term of this Agreement the parties shall cooperate in providing information to assist the patent counsel with the patent prosecution of the Licensed Patents. Ammtek shall promptly give notice to Eton of the grant, lapse, revocation, surrender, invalidation, or abandonment of any Licensed Patents for which Ammtek is responsible for the filing, prosecution and maintenance. If Ammtek fails to properly prosecute and maintain the Licensed Patents, Eton may do so at its cost and expense and deduct such costs and expenses from amounts owed to Ammtek.

2- In the event that Ammtek desires to discontinue maintenance or prosecution of the Licensed Patents, Ammtek shall first agree to assign such Patent Rights to Eton at no cost.

Ammtek shall pay all costs relating to the filing, prosecution and maintainance of the Licensed Patents, including, without limitation, costs of extensions, reissue, reexamination, interferences and oppositions, unless such Licensed Patents have been assigned by Ammtek to Eton.

The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Licensed Patents. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, Eton shall have the right to make the election and Ammtek agrees to abide by such election.

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B/ Infringement and claims for invalidity:

1- Infringement action:

Should any third party in the Territory and within the Field infringe any Party’s Proprietary Rights in relation to the API and/or the Products, then:

a- Parties will inform one another of such infringement as soon as they know of it;

b- Eton shall have the first right, in its reasonable discretion and at its sole cost and expense and in consultation with Ammtek who will grant all necessary authorizations thereof to take all necessary legal action to terminate such infringement and for the infringing party to pay all relevant damages;

c- Ammtek may, at its sole cost and expense, join the legal action taken by Eton against the infringing party;

d- If Eton fails to take action as of paragraph 1-b hereabove, Ammtek may do so at its cost and expense.

2- Claim for invalidity:

Should any third party in the Territory claim that either Party’s Proprietary Rights in relation to the API and/or the Products infringe any such third party’s rights, then:

a- the Parties will inform one another of such claim as soon as they know of it;

b- Eton shall have the first right, in its reasonable discretion, to defend against such claim including by taking any legal action if necessary and Ammtek will grant Eton all necessary authorization to that extent;

c--  Ammtek may join the legal action taken by Eton at its sole cost and expense;

d- If Eton fails to take legal action as of paragraph 1-b hereabove, Ammtek may do so at its cost and expense.

3- Awards:

In case of any action as of subsection B-1 and 2 here-above, each Party will bear its cost thereof and any damage of any kind awarded by the jurisdiction and effectively paid by the infringing or claiming party will be allocated between the Parties:

a- at first to the reimbursement of all costs exposed by the Party(ies) having been involved in the relevant legal action, which reimbursement shall be in proportion to their respective costs if both Parties have been involved;

b- then to compensate both Parties’ losses consequential to the infringement and/or the claim in the proportion of each Party’s share in the Net Sales according to section VIII-3 hereafter.

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4- Settlement:

No Party will amicably settle a dispute with any third party whether an infringing party or a claimant by acknowledging that any of the API, Products, Ammtek’s Proprietary Rights, Eton’s Proprietary Rights are invalid unless the Other Party previously agrees thereof in writing, such consent not to be unreasonably withheld, conditioned or delayed.

5- Assistance:

Each Party agrees to provide the Other Party with its reasonable necessary assistance in relation to such Other Party’s obligations under this section.

C/ Trademarks:

The Ammtek Trademark is the property and will remain the exclusive property of Ammtek who grants Eton a fully paid up, perpetual, sublicensable Licence to use it for the Registration, manufacture and commercialization of the Product in the Field, in the Territory and Eton agrees to only use the Trademark(s) for the Registration, manufacture and marketing of the Product in the Field, in the Territory.

Any Eton Trademark shall be the sole property of Eton.

SECTION VI – USA: REGISTRATION – MARKETING:

1- Registration:

Eton will be the Marketing Authorization Holder of the Product. Eton shall have the sole right to seek, prepare, obtain, and maintain Registrations for the Product in the Field in the Territory. Eton shall be responsible, at its own expense, for the filing, payment of filing fees and all other associated costs and activities seeking Registration of the Product in the Field and Territory and Eton shall hold all Registrations for the Product in the Field and Territory.

Within thirty (30) days of Effective Date and receiving all necessary development and clinical data from Ammtek, Eton shall request a meeting with the FDA (‘’Additional FDA Meeting’’) to clarify the regulatory pathway and the FDA’s specific clinical and development requirements for Product.

2- Marketing:

1- Eton will use commercially reasonable efforts to commercialize Product in the Field in the Territory. Eton shall have the exclusive right and sole responsibility to commercialize, either itself or through one or more Affiliates, sublicensees or subcontractors, the Product in the Field in the Territory. Eton may do so, at its option, under the Ammtek Trademark and/or the Eton Trademark.

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2- Eton shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Product in the Field in the Territory and to perform or cause to be performed all related services. Eton shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Product in the Field in the Territory.

3- Upon acceptance of the NDA of the Product in the Field for review by the FDA, Eton will provide Ammtek with a non-binding business plan stating the forecast for gross sales and Net Sales from the expected date of launch until the term of the Agreement, on a Year basis.

Such business plan will be updated by Eton each Year in January.

SECTION VII – CONSIDERATION:

1- Development costs:

1- In consideration for the development costs of the Product, already exposed by Ammtek, thirty (30) days after the receipt of minutes from Additional FDA Meeting, or thirty (30) days after the receipt of final FDA communication if additional communications are required (but subject to section XIV(3)(a)), Eton will pay Ammtek a non-refundable amount of USD$500,000 (five hundred thousand).

2- Upon receipt of each payment, Ammtek will issue the according invoice.

2- Further Payments:

1- Eton will pay Ammtek the following non-refundable payments (all amounts in USD):

a- $550 000 (five hundred and fifty thousand) upon the U.S. FDA’s acceptance for review of Product’s NDA;

b- $1 300 000 (one million three hundred thousand) upon NDA approval by the U.S FDA and commercial launch, as long as the NDA is approved with existing stability data collected out of Unither Bordeaux manufacturing site. If Eton is required to qualify a new manufacturing site to gain NDA approval, this milestone shall be reduced to the amount of $500 000 (five hundred thousand).

2- Upon accomplishment of each event, Ammtek will issue the according invoice and Eton shall pay within thirty (30) days.

3- Royalties:

1- In consideration for the Licence, Eton will pay Ammtek a Royalty of 14% of the Net Sales during the Term.

2- Payments will be due in relation to the Net Sales of each Quarter within forty-five Days from the end of each Quarter.

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3- The Company will issue with each payment, a breakdown of the Net Sales for the relevant Quarter.

4- With regard to each payment and breakdown, the Laboratory will issue an invoice upon receipt thereof.

5- Upon completion of the Term, the licenses granted hereunder shall be fully paid up, perpetual and irrevocable.

4- Audit:

1- Once each Year, upon prior fourteen working Days notice, Ammtek may audit Eton’s relevant accounting documentation to control the accuracy of all Royalty payments made during the past two Years:

a- such audit will continue for no more than eight (8) working days and will be conducted by no more than three (3) individuals;

b- Ammtek may be assisted by any relevant professional of its choice. All such professionals shall be subject to a confidentiality agreement and the information reviewed including all notes and extracts shall be the confidential information of Eton.

2- Any discrepancy revealed by the audit will be settled within ten working Days from the end of each audit.

3- The cost of the audit will be paid by Ammtek but reimbursed to Ammtek by Eton, should the audit reveal an undisputed discrepancy of over five percent to the prejudice of Ammtek.

SECTION VIII – PHARMACOVIGILANCE:

1- Parties will provide to one another by the end of each half Year and in as much as related to the API and/or the Product, all their mutual safety data from clinical trials, “Periodic Safety Update Reports“, safety reports and adverse event reports, issued during each half Year.

2- The half Year period will be brought down to three working Days for any issue in relation to Serious Adverse Drug Events.

3- Parties agree for Ammtek or any appointee that it may appoint, to keep a consolidated safety data grouping the safety data of both Parties.

4- Should a major safety issue arise, whereby the API and/or the Product create a health danger, parties will immediately consult together and consult the relevant regulatory authorities in view of assessing such possible health danger and deciding in line with any decision or recommendation of such relevant regulatory authorities whether the API and/or the Product should be withdrawn from the Territory.

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SECTION IX – COOPERATION:

1- The Parties agree to maintain regular communication as needed including a formal video or telephone meeting at least every (6) six months.

2- Parties will discuss items including:

a- any issue in relation to the development of the API and of the Products with regard to the Field;

b- any Improvement issue;

c- any pharmaco-vigilance issue;

d- update on commercial activities;

e- the Products’ Trademarks.

3- Seven Days prior to each meeting, each Party will provide a summary of issues they wish to be addressed during such meeting.

4- Ammtek will promptly circulate the minutes of such meeting which will be deemed agreed subject to any remarks by Eton within a reasonable period of time.

SECTION X – WARRANTIES – LIABILITY – TOLERANCE:

A/ Warranties:

1-    Each Party represents and warranties to the other Party:

a.	that it will properly perform its obligations under this Agreement.
b.

It is duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

c.

The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) in any material respect, any agreement to which such Party is bound, (b) any requirement of any Applicable Law, or (c) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

d.    This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

e.	It is not under any obligation, contractual or otherwise, to any Person that conflicts in any material respect with the terms of this Agreement.

f.    Each Party has all the necessary rights, title and interest to grant the licenses hereunder (and in the case of Ammtek, to the Licensed Patents, Ammtek Trademark and Product Know How).

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g.    Neither Party nor any of its Affiliates (a) has ever been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. §335a; or (b) has ever been under indictment for a crime for which a Person or entity could be debarred under 21 U.S.C. §335a. If, during the Term, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Licensed Products: (a) is or will be debarred or convicted of a crime for which a Person or entity could be debarred under 21 U.S.C. §335a; or (b) is or will be under indictment for a crime for which a Person or entity could be debarred under 21 U.S.C. §335a, then such Party shall immediately notify the other Party of same in writing.

2- Eton represents and guarantees that each Product that it will market in the Territory will:

a- be of good marketing conditions and comply with the provisions of such Product’s Registration;

b- be manufactured in full compliance with all applicable regulations.

3- Additional Representations and Warranties of Ammtek: Ammtek further represents and warrants to Eton, as of the Effective Date, as follows:

a the Licensed Patents include all Patents owned or controlled by Ammtek as of the Effective Date that are reasonably necessary or useful for the Product in the Field in the Territory;

b the Product Know How includes all know how, data, information and records necessary or useful for the Product in the Field in the Territory. Without limiting the generality of the foregoing, this included all historical data and records relating to the Product (including all clinical, pre-clinical, manufacturing, development and regulatory information and data) generated by or on behalf of Ammtek including that generated by Affiliates, partners, Etons and subcontractors and including all data and records of Nordic Pharma relating to the Product;

c- All Product Know How is accurate and, to the best of Ammtek’s knowledge, has been generated in accordance with Applicable Laws and regulations including cGMP;

d- All clinical data relating to the Product has been obtained in accordance with Applicable Laws and regulations including all Applicable Laws relating to human subject protections;

e- To the best of Ammtek’s knowledge, the Ammtek Proprietary Rights do not infringe or misappropriate the rights of any Third Party;

f- Ammtek has not received any written notice and has no reasonable basis to believe that the registration or commercialization of the Product in the Field in the Territory infringes upon or misappropriates any intellectual property right of any Third Party;

g- it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the Ammtek Proprietary Rights in the Field and in the Territory, and possesses all rights to enter into this Agreement and grant the rights and licenses granted hereunder;

h- Ammtek is not aware of any safety issues or hazards associated with the Product;

i- Ammtek is not aware of any pending of threatened litigation in relation to the Product or the Ammtek Proprietary Rights.

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B/ Liability:

1- Indemnification by Eton. Eton shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Ammtek, its trustees, officers, employees and affiliates, from and against any and all claim, loss, damage, liability, injury, cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against Ammtek relating to this Agreement arising from the negligence, willful misconduct, violation of Applicable Laws or material breach of this Agreement by Eton, its Affiliates, subcontractors or agents; provided however that Eton shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, violation of Applicable Laws or material breach of this Agreement by Ammtek.

2- Indemnification by Ammtek. Ammtek shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Eton, its trustees, officers, employees and affiliates, from and against any and all claim, loss, damage, liability, injury, cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against Eton relating to this Agreement arising from the negligence, willful misconduct, violation of Applicable Laws or material breach of this Agreement by Ammtek, its Affiliates, subcontractors or agents ; provided however that Ammtek shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, violation of Applicable Laws or material breach of this Agreement by Eton.

Should a Party entitled to indemnification (the "Indemnitee") intend to claim indemnification under this section, such Indemnitee shall promptly notify the indemnifying Party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification. The Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of the Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then the Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by the Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this section only to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this section. The Indemnities under this section shall survive any termination hereof. The Indemnitee and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

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NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO OR LIMIT (A) DAMAGES AVAILABLE FOR ANY BREACH BY EITHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS; (B) A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN SECTION X-B FOR THIRD PARTY DAMAGES ACTUALLY AWARDED.

C/ Tolerance:

Any tolerance by either Party with regard to any breach by the Other Party of any of its obligations under this Agreement will not be deemed a waiver thereof and the non defaulting Party may seek compensation thereof at any time.

SECTION XI – INSURANCE:

1- During this Agreement, each Party will obtain and maintain at its own cost and expense an insurance coverage in relation to its obligations under this Agreement.

2- Eton’s insurance coverage will be for a minimum amount of five million US Dollars.

SECTION XII– CONFIDENTIALITY:

The Receiving Party agrees to maintain the confidentiality of, and not to use except for the proper application of this Agreement, each Confidential Information of the Disclosing Party, for the whole duration of this Agreement and then for as long as such Confidential Information remains Confidential Information and then for five Years from entering the public domain if such entry is due to any fault of the Receiving Party.

SECTION XIII –ETONRIGHT OF FIRST REFUSAL FOR HYPERGLYCAEMIA PRODUCT:

1- Should Ammtek wish to license an Hyperglycaemia Product out in the Territory, it will give notice to Eton of a first offer therefore as follows.

2- Prior to Ammtek or its Affiliates’ (1) commercializing an Hyperglycaemia Product, in the Territory, or (2) directly or indirectly entering into any license, grant of rights or other agreement with any third party for the commercialization of an Hyperglycaemia Product in or for the Territory, Ammtek will first offer such Hyperglycaemia Product to Eton on the same terms offered to any third party. In connection with such offer, Ammtek will provide to Eton all information in its possession regarding the Hyperglycaemia Product including the terms of any such third party offer. Eton shall then have forty-five (45) days to enter into an agreement with Ammtek for the Hyperglycaemia Product on terms comparable to such third party offer. Such forty-five (45) day period may be extended by mutual agreement.

3- Should no agreement be reached within three months from Ammtek’s notice to Eton despite the Parties’ good faith efforts, Ammtek will be free to license such Hyperglycaemia Product to such third party in the Territory subject to not granting such third-party better conditions than those offered to Eton, within twelve Months from the break-up of the Parties discussions.

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4-  If Ammtek licenses a Hyperglycaemia Product to a third party, third party must agree not to file, market, or sell, directly or indirectly the Product for the Field within the Territory.

SECTION XIV- DURATION:

1- This Agreement is agreed from the Date of this Agreement until the earliest of:

a- December 31st, 2034;

b- on a country-by-country basis, the launch of a generic product AB-rated to Product. In such event, the rights and licenses granted to Eton hereunder shall become fully paid up and perpetual.

2 This Agreement may be terminated by notice by either party at any time during the term of this Agreement if it is shown by credible evidence that the Other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after written notice from the Other Party requesting cure of the breach. Such time period may be extended if the breaching Party is in the process of curing the breach but the breach has not yet been fully cured within ninety (90) days.

3- This Agreement may be terminated by Eton upon written notice to Ammtek:

a- Within thirty (30) days of the receipt of minutes from Additional FDA Meeting. In the event, in Eton’s reasonable discretion, additional guidance or communication is required from the FDA in order to clarify the regulatory pathway and the FDA’s specific clinical and development requirements for Product, Eton may terminate the Agreement within thirty (30) days after the receipt of such final FDA communication. If Eton terminates under this section XIV(3)(a), no payments shall be due under this Agreement, including without limitation, under section VII(1)(1).

b- prior to the Product being granted an NDA Approval and subject to a three Month notice period if any documented regulatory or pharmaceutical issue unforseeable at the Date of this Agreement makes it effectively unreasonable for Eton to pursue the NDA approval procedure although following such notice from Eton, such three month period may be terminated early by Ammtek should Ammtek enter into a licence agreement with any third party during such notice period, in relation to the Product, in the Field, in the Territory;

c- after the Product has been granted an NDA approval, subject to a twenty-four Month notice period and to Eton making the product available to patients during the notice period although such notice period may be terminated early by Ammtek should Ammtek enter into a licence agreement with any third party during such notice period, in relation to the Product, in the Field, in the Territory.

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SECTION XV- CONSEQUENCES OF THE TERMINATION OF THIS AGREMENT:

1 - Upon the termination of this Agreement, Parties rights and obligations under this Agreement will come to an end. Upon termination or expiration other than as set forth in (2), below, Eton will keep all Registrations of the Product that it will then have in the Territory and may continue marketing the Product in the Territory against no consideration to Ammtek and all rights and licenses granted to Eton hereunder will become fully paid up and perpetual.

2- Upon termination of this Agreement by Eton pursuant to Section XV(3) (termination at will by Eton), all licenses shall terminate and Eton shall transfer the Registrations to Ammtek.

3- Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the Other Party accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Product sold prior to such termination.

4- For the sake of clarity, Parties agree that no payment by Eton to Ammtek will be refundable in any way as a consequence of the termination of this Agreement.

SECTION XVI - MISCELLANEOUS :

A/ Address:

1- Parties addresses are those marked at the head of this Agreement.

2- Each party will promptly give notice to the other party of any modification of its address(es).

B/ Notice:

Any notice under this Agreement will be served by registered letter with recorded delivery or by international courier with recorded delivery, will be deemed timely served if sent prior to the term of any time limitation and will come into force upon first presentation to the noticee’s address.

C/ Nullity:

If any part of this Agreement is void under any Applicable Laws, the remaining part of this Agreement will remain in force.

D/ Inconsistency:

In case of any inconsistency between any provision of this Agreement, prevalence will be given in accordance with the general meaning of this Agreement.

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E/ Force Majeure

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the Party failing to perform or delayed in performing including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

F/ Other provisions

This Agreement constitutes the entire Agreement between Ammtek and Eton with respect to the subject matter hereof, and supersedes all proposals, oral or written, purchase orders, confidentiality agreements and all other communications between the Parties with respect to such subject matter.

The terms and conditions of this Agreement may be amended only by a written instrument duly executed by both Parties.

Either Party may assign this Agreement at any time for any reason upon written notice to the Other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

It is expressly agreed that Ammtek and Eton shall be independent contractors with respect to this Agreement and that the relationship between the two Parties created by this Agreement shall not constitute a partnership, joint venture or agency. Neither Ammtek nor Eton shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

SECTION XVII – APPLICABLE LAW:

This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the laws of Belgium, without giving effect to its conflict of laws provisions. The English speaking chamber of the Brussels Court of Law shall have exclusive jurisdiction over any litigation arising under this Agreement.

Date	Date
Signed for and on behalf	Signed for and on behalf
of Ammtek	of Eton Pharmaceuticals, Inc.
Paul Czernichow	Sean Brynjelsen

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Attachment A

Licensed Patents

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